Exhibit 99.1

5835 Peachtree Corners East, Suite D
Norcross, GA 30092

For Immediate Release

Guided Therapeutics Reports 2015 Results With Strong Uptick

in Fourth Quarter

40% sales revenue improvement reported for record fourth quarter

Key Highlights:

·	LuViva devices being sold in 22 countries, up from only 4 in 2013
·	Sales of approximately 13,000 LuViva Cervical Guides in Q4 doubles that of any previous quarter
·	Path forward with FDA established

Norcross, GA (March 14, 2016) -- Guided Therapeutics, Inc. (OTCQB: GTHPD) today announced its operating results for the fourth quarter and year ended December 31, 2015.

Revenue for the fourth quarter ended December 31, 2015 was approximately, $250,000, including $9,000 from grants and contracts. Revenue from LuViva® Advanced Cervical Scan and disposable Cervical Guides sales was approximately $241,000. Excluding a one-time buyback charge of $89,000, adjusted revenue from LuViva would have been $330,000. Revenue for the quarter ended December 31, 2014 was approximately $185,000 including $172,000 in sales of LuViva devices and disposables and $13,000 from contract and grant income. Revenue for 2015 was approximately $606,000, including approximately $564,000 from sales of LuViva devices and disposables and $42,000 from contract and grant income. Excluding the one-time buyback charge of $89,000, adjusted revenue from LuViva would have been $653,000. For 2014, sales of LuViva devices and disposables were approximately $758,000, and contract and grant income was $65,000.

Operating expenses for the fourth quarter 2015 decreased to approximately $1.8 million compared to approximately $2.2 million the same period in 2014. The Company has implemented cost cutting measures that are expected to continue in 2016. For 2015, overall expenses decreased to $6.3 million, from $8.6 million for the same period in 2014. Research and development expenses decreased to $387,000 in the fourth quarter, from $666,000 in the fourth quarter of 2014. Sales and marketing expenses decreased to $176,000 in the fourth quarter, from $402,000 in the year ago period. For 2015, research and development expenses were $1.5 million, down from $2.8 million in 2014. Sales and marketing expenses for the year were $718,000, compared to $1.2 million for 2014.

General and administrative costs were approximately $1.2 million in the fourth quarter, compared to $1.1 million, from the same period last year. For 2015, general and administrative costs were approximately $4.1 million, compared to approximately $4.6 million in 2014.

The net loss attributable to common stockholders for the fourth quarter of 2015 was approximately $2.5 million, including approximately $730,000 in non-cash dividends, or $1.32 per share, compared to approximately $3.2 million, or $3.75 per share, in the fourth quarter of 2014. For the year ended December 31, 2015, the net loss attributable to common stockholders was approximately $9.5 million, including approximately $2.6 million in non-cash deemed dividends and dividends, or $7.42 per share, compared to $10.0 million, or $13.02 per share, in 2014. The net loss is calculated on a post-reverse split basis.

Cash on hand at December 31, 2015 was approximately $35,000, as compared to approximately $162,000 at December 31, 2014. Net inventory on hand at the end of the quarter was approximately $1.1 million.

On February 12, 2016, the Company sold approximately $1.4 million in aggregate principal amount of a senior secured convertible note for a purchase price of $1.15 million. In connection with the sale, the Company issued the investor a warrant exercisable to purchase an aggregate of approximately 1.79 million shares of the Company’s common stock. The convertible note matures on the second anniversary of issuance. The Company will pay monthly interest coupons beginning six months after issuance.

On February 24, 2016, the Company implemented a 1:100 reverse stock split of all of its issued and outstanding common stock. As a result of the reverse stock split, every 100 shares of issued and outstanding common stock of the Company were converted into 1 share.

“We continue to focus on building our international cervical cancer screening business in developing countries, where there are approximately 2.0 billion women aged 15 and older who are potentially eligible for screening with LuViva,” said Gene Cartwright, Chief Executive Officer of Guided Therapeutics. “Countries where we already have a foothold, and that offer the greatest opportunity for growth in 2016, are Turkey, Indonesia, Bangladesh, Kenya and Nigeria.”

“LuViva devices can now be found in 22 countries around the world, with the majority in Asia and Africa. We are also gaining traction in the Middle East, where we recently received an order for two more LuViva devices from Saudi Arabia,” Mr. Cartwright added.

“Sales of LuViva disposable Cervical Guides for the quarter were 12,920 - more than double that in any previous quarter. To further support growth, we are currently in the process of rolling out an improved design for our disposable that reduces waste and facilitates less expensive shipping and storage,” Mr. Cartwright said.

“While the main focus of the business is the much larger international screening market, we plan on obtaining U.S. FDA approval for LuViva,” Mr. Cartwright said. “We met with the FDA in the fourth quarter of 2015 and agreed on a path forward. We plan on executing on that plan after we raise additional capital.”

“We have significantly reduced expenses as we manage our costs to operate. We plan to raise additional capital in the first half of 2016 to provide the resources to build the international business and complete our FDA work. We anticipate orders in the $3.0 million to $5.0 million range for the year. Based on current and projected orders and available inventory, we expect to go on back-order status for some period pending timing of the financing.” he said.

Conference Call

Guided Therapeutics will hold a conference call at 11:00 a.m. EDT Tuesday March 15, 2016, to discuss its financial results and corporate developments. To join the live conference call, U.S. & Canadian caller dial 877-269-7756. International Callers (Outside of the U.S. & Canada) dial 201-689-7817. A live webcast and archive of the call will also be available on the Guided Therapeutics website at: www.guidedinc.com/Investors or http://public.viavid.com/index.php?id=118646.

A replay will be available for seven days beginning on March 15, 2016, at approximately 1:00 P.M. ET. To access the replay, please dial 877-660-6853 in the U.S. and 201-612-7415 for international callers. The conference ID# is 13632405.

About Guided Therapeutics

Guided Therapeutics, Inc. (OTCQB: GTHPD) is the maker of a rapid and painless testing platform based on its patented biophotonic technology that utilizes light for the early detection of disease at the cellular level. The Company’s first product is the LuViva® Advanced Cervical Scan, a non-invasive device used to detect cervical disease instantly and at the point of care. In a multi-center clinical trial with women at risk for cervical disease, the technology was able to detect cervical cancer up to two years earlier than conventional modalities, according to published reports. For more information, visit: www.guidedinc.com.

The Guided Therapeutics LuViva® Advanced Cervical Scan is an investigational device and is limited by federal law to investigational use in the U.S. LuViva, the wave logo and "Early detection, better outcomes" are registered trademarks owned by Guided Therapeutics, Inc.

Forward-Looking Statements Disclaimer: A number of the matters and subject areas discussed in this news release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from Guided Therapeutics’ actual future experience involving any of or more of such matters and subject areas. Such risks and uncertainties include those related to the early stage of commercialization of products, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the sufficiency of capital raised in prior financings and the ability to realize their expected benefits, the uncertainty of future capital to develop products or continue as a going concern, the uncertainty of regulatory approval of products, and the dependence on licensed intellectual property, as well as those that are more fully described from time to time under the heading “Risk Factors” in Guided Therapeutics’ reports filed with the SEC, including Guided Therapeutics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and subsequent filings.

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GUIDED THERAPEUTICS, INC. AND SUBSIDIARY

Unaudited Condensed Consolidated Statements of Operations (Post-Stock Split Basis)

	Three Months Ended December 31,		Year Ended December 31,
In thousands, except per share data	2015	2014	2015	2014

Revenue
Sales – devices and disposables	$241	$172	$564	$758
Cost of goods sold (recovery)	(7)	168	537	891
Gross Profit (loss)	248	4	27	(133)

Contract and grant revenue	9	13	42	$65
Cost and Expenses
Research and development	387	666	1,477	2,788
Sales and marketing	176	402	718	1,164
General and administration	1,238	1,098	4,101	4,649
Total	1,801	2,166	6,296	8,601

Operating Loss	(1,544)	(2,149)	(6,227)	(8,669)

Other income	5	11	74	25
Interest expense	(77)	(1,245)	(1,317)	(979)
Loss on extinguishment of debt	—	(325)	—	(325)
Change in fair value of warrants	(142)	510	568	65
Total other expense	(214)	(1,049)	(675)	(1,214)

Net loss	(1,758)	(3,198)	(6,902)	(9,883)

Deemed dividends	—	—	(1,263)	—

Preferred Stock Dividends	(730)	(24)	(1,338)	(152)

Net Loss Attributable to Common Stockholders	$(2,488)	$(3,222)	$(9,503)	$(10,035)

Basic and Diluted Net Loss per Share	$(1.32)	$(3.75)	$(7.42)	$(13.02)

Basic and Diluted Weighted Average Shares Outstanding	1,876	860	1,280	771

Selected Balance Sheet Data (Unaudited)

(In thousands)	December 31, 2015	December 31, 2014
Cash & Cash Equivalents	$35	$162
Inventory Working Capital	1,119 (3,395)	1,180 (2,824)
Total Assets	2,563	3,031
Accumulated Deficit	(122,563)	(113,060)
Stockholders’ Equity(Deficit)	(5,562)	(4,465)

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